Exhibit 99.1
Eastern Bankshares, Inc. Reports First Quarter 2023 Financial Results

~ Strengthens Liquidity Through Balance Sheet Repositioning – Provides 107% Coverage of All Uninsured and Uncollateralized Deposits While Maintaining Strong Capital Position ~

BOSTON, April 27, 2023 (BUSINESS WIRE) — Eastern Bankshares, Inc. (the “Company,” or together with its affiliates and subsidiaries, “Eastern”) (NASDAQ Global Select Market: EBC), the stock holding company of Eastern Bank, today announced its 2023 first quarter financial results and the declaration of a quarterly cash dividend.

FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER OF 2023

•Net loss of $194.1 million, or $1.20 per diluted share, compared to net income of $42.3 million, or $0.26 per diluted share for the fourth quarter of 2022.
•Excluding the $280.0 million after-tax loss from the sale of $1.9 billion in available-for-sale (“AFS”) securities (see “Balance Sheet Repositioning, Liquidity and Capital Update” below), and certain other non-recurring items, operating net income* was a record $61.1 million, or $0.38 per diluted share, compared to $49.9 million, or $0.31 per diluted share, reported for the prior quarter.
•Total securities decreased $2.0 billion, or 28%, from the prior quarter, to $5.2 billion, primarily due to securities sales and principal runoff, partially offset by an increase in the market value of AFS securities.
•Deposits totaled $18.5 billion, representing a decrease of $432.8 million, or 2%, from the prior quarter. Excluding a reduction in brokered certificates of deposit of $319.0 million, total core deposits decreased $113.8 million or 0.6%.
•Customer uninsured and uncollateralized deposits totaled $6.7 billion, representing 36% of total deposits.
•Cash and cash equivalents were $2.1 billion and secured borrowing capacity at the Federal Reserve Bank and Federal Home Loan Bank totaled $5.0 billion, providing total liquidity sources of $7.1 billion, or 107% of customer uninsured and uncollateralized deposits.
•Total loans were $13.7 billion, representing an increase of $99.7 million, or 1%, from the prior quarter. The increase was driven primarily by an increase in commercial loans of $73.4 million and residential loans of $36.6 million, partially offset by a decrease in consumer loans of $10.3 million.
•Shareholders’ equity was $2.6 billion, representing an increase of $107.3 million from the prior quarter driven primarily by an increase in accumulated other comprehensive income of $313.3 million, partially offset by a decrease in retained earnings of $209.6 million both of which were primarily attributable to the sale of AFS securities.
•Over 90% of the securities portfolio is classified as available-for-sale. Adjusted to reflect the valuation of held-to-maturity (“HTM”) securities, the tangible common equity (“TCE”) ratio* was 8.56% at quarter end, an increase from the prior quarter, with all regulatory capital ratios greatly exceeding well-capitalized minimums as shown in Appendix F.
•At March 31, 2023, book value per share was $14.63 and tangible book value per share* was $10.88, an increase of 4% and 6% from the prior quarter, respectively.

“The first quarter marked a challenging time for our industry, and I’m grateful to our colleagues who have responded to the needs of our customers in a time of uncertainty,” said Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern Bankshares, Inc. and Eastern Bank. “As a traditional, relationship-based community bank with a 200+ year history, we have worked through challenging economic environments before and know that serving our customers and earning their trust, every day, is the key to our long-term success.”

Regarding the sale of securities in the first quarter, Mr. Rivers continued, “We have taken important steps to further strengthen our already strong balance sheet to provide additional safety and security for our depositors while enhancing Eastern’s future earnings and long-term success. I encourage all of our stakeholders - our shareholders, customers, employees, and community partners - to review the earnings presentation on our investor relations website to learn more about the actions we have taken to better position Eastern for the future.”

Please refer to Appendices A-E to this press release for reconciliations of non-GAAP financial metrics denoted by an asterisk.

BALANCE SHEET REPOSITIONING, LIQUIDITY AND CAPITAL UPDATE

During the first quarter of 2023, the Company completed a balance sheet repositioning by selling $1.9 billion in lower-yielding AFS investment securities creating a non-recurring, after-tax loss of $280 million (“the repositioning”). The proceeds from the sale have been used to increase cash levels, which ended the quarter at $2.1 billion. The repositioning is expected to improve the Company’s overall financial profile by enhancing liquidity and strengthening earnings, while maintaining strong capital ratios on a GAAP and regulatory basis.

“Eastern deployed excess liquidity into the purchase of U.S. government and government agency bonds during the COVID-19 pandemic, when interest rates were historically low,” commented Mr. Rivers. “While the bonds were of the highest credit quality, they declined in value due to the recent record rise in interest rates. After careful consideration of all our options, we made the decision in early March and prior to the recent bank failures to sell a portion of our bond portfolio to improve liquidity and future earnings while maintaining robust capital levels. Eastern remains committed to serving the needs of our customers and communities and growing our market share over the long term. We believe this repositioning will allow us to better execute on those strategic objectives.”

The Company also took additional steps in the first quarter of 2023 to strengthen backup sources of liquidity including the pledging of securities to the Federal Reserve’s Bank Term Funding Program (“BTFP”) totaling $2.6 billion. At March 31, 2023, cash and cash equivalents were $2.1 billion and secured borrowing capacity at the Federal Reserve Bank and Federal Home Loan Bank totaled $5.0 billion, providing total liquidity sources of $7.1 billion. These liquidity sources provide 107% coverage of all customer uninsured and uncollateralized deposits which totaled $6.7 billion, or 36% of total deposits, on March 31, 2023.

The Company’s TCE ratio* was 8.70% at March 31, 2023, an increase from 8.24% the prior quarter, and all regulatory capital ratios greatly exceeded well capitalized minimums. The Company’s TCE ratio adjusted to reflect the valuation of HTM securities* was 8.56% at quarter end.

Please refer to Appendices A-E to this press release for reconciliations of non-GAAP financial metrics denoted by an asterisk.

NET INTEREST INCOME

Net interest income was $138.3 million for the first quarter of 2023, compared to $150.0 million in the prior quarter, representing a decrease of $11.7 million.

•The decrease in net interest income on a consecutive quarter basis was primarily due to a decrease in the net interest margin, as increases in earning asset yields were more than offset by increased funding costs.
•The net interest margin for the first quarter of 2023 included a partial quarter impact of the repositioning, which occurred in mid-March. As of March 31, 2023, the fully taxable-equivalent (“FTE”) spot yield on the total securities portfolio was 1.81% compared to 1.61% average FTE yield for the first quarter.
•The net interest margin on a FTE basis* was 2.66% for the first quarter, representing a 15 basis point decrease from the prior quarter, as funding costs increased faster than asset yields.
•Total interest-earning asset yields increased 33 basis points from the prior quarter to 3.60%, due primarily to increased loan yields as a result of higher short-term interest rates during the quarter.
•Total interest-bearing liabilities cost increased 72 basis points from the prior quarter to 1.49%, due to core deposit pricing increases, deposit mix shifts into higher cost products, and higher non-core funding during the quarter.

Please refer to Appendices A-E to this press release for reconciliations of non-GAAP financial metrics denoted by an asterisk.

NONINTEREST INCOME

Noninterest income was $(278.3) million for the first quarter of 2023, compared to $44.5 million for the prior quarter, representing a decrease of $322.8 million primarily due to pre-tax losses on the sale of AFS securities of $333.2 million related to the repositioning. Noninterest income on an operating basis* was $52.0 million for the first quarter of 2023, compared to $42.0 million for the prior quarter, an increase of $10.0 million.

•Insurance commissions increased $9.5 million to $31.5 million in the first quarter, compared to $22.0 million in the prior quarter, driven primarily by seasonality. Compared to the comparable prior year quarter, insurance commissions increased $2.8 million, or 10%.
•Service charges on deposit accounts decreased $0.4 million on a consecutive quarter basis to $6.5 million.
•Trust and investment advisory fees increased $0.1 million on a consecutive quarter basis to $5.8 million.
•Debit card processing fees were unchanged from the prior quarter at $3.2 million.
•Loan-level interest rate swap income decreased $0.3 million to a loss of $0.4 million in the first quarter, compared to a loss of $0.1 million in the prior quarter. The decrease was driven primarily by a decrease in the fair value of such interest rate swap transactions.
•Gains on investments held in rabbi trust accounts were $2.9 million in the first quarter compared to $3.2 million in the prior quarter.
•Realized losses on sales of AFS securities were $333.2 million in the first quarter compared to $0.7 million in the prior quarter due to the repositioning.
•Other noninterest income increased $1.3 million in the first quarter to $5.6 million.

Please refer to Appendices A-E to this press release for reconciliations of non-GAAP financial metrics denoted by an asterisk.

NONINTEREST EXPENSE

Noninterest expense was $116.3 million for the first quarter of 2023, compared to $132.8 million in the prior quarter, representing a decrease of $16.5 million. Noninterest expense on an operating basis* for the first quarter of 2023 was $115.0 million, compared to $119.6 million in the prior quarter, a decrease of $4.6 million.

•Salaries and employee benefits expense was $78.5 million in the first quarter, representing an increase of $0.9 million from the prior quarter.
•Office occupancy and equipment expense was $9.9 million in the first quarter, an increase of $0.3 million from the prior quarter.
•Data processing expense was $13.4 million in the first quarter, a decrease of $0.9 million from the prior quarter, due primarily to lower software service and support expense.
•Professional services expense was $3.4 million in the first quarter, a decrease of $1.1 million from the prior quarter.
•Marketing expense was $1.1 million in the first quarter, a decrease of $2.0 million from the prior quarter, due primarily to lower advertising expense.
•Loan expenses were $1.1 million in the first quarter, an increase of $0.5 million from the prior quarter.
•Federal Deposit Insurance Corporation (“FDIC”) insurance expense was $2.5 million in the first quarter, an increase of $1.0 million from the prior quarter primarily due to an increase in FDIC insurance premiums for 2023.
•Other noninterest expense was $5.4 million in the first quarter, a decrease of $15.0 million from the prior quarter, due primarily to the Defined Benefit Plan settlement accounting charge of $12.0 million in the prior quarter, as well as higher provision for credit losses on off-balance sheet credit exposure in the prior quarter.

Please refer to Appendices A-E to this press release for reconciliations of non-GAAP financial metrics denoted by an asterisk.

ASSET QUALITY

The allowance for loan losses was $140.9 million at March 31, 2023, or 1.03% of total loans, compared to $142.2 million or 1.05% of total loans at December 31, 2022. The Company recorded a provision for loan losses totaling $25,000 in the first quarter of 2023. The remaining change in the allowance was due to the Company adopting ASU 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures ("ASU 2022-02") on January 1, 2023 using a modified retrospective transition method with regard to the troubled debt restructuring ("TDR") recognition and measurement guidance. The adjustment needed to reflect the cumulative day one impact of the Company's adoption of ASU 2022-02 was a $1.1 million reduction in the allowance for loan losses and offset to retained earnings, net of taxes.

Non-performing loans totaled $34.6 million at March 31, 2023 compared to $38.6 million at the end of the prior quarter. During the first quarter of 2023, the Company recorded total net charge-offs of $0.2 million, or less than 0.01% of average total loans on an annualized basis, compared to $0.3 million or 0.01% of average total loans in the prior quarter, respectively.

Additional information regarding Eastern’s CRE portfolio is included in the first quarter earnings presentation available at investor.easternbank.com.

DIVIDENDS AND SHARE REPURCHASES

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per common share. The dividend will be payable on June 15, 2023 to shareholders of record as of the close of business on June 2, 2023.

The Company did not repurchase any shares of its common stock during the first quarter of 2023.

As announced in September of 2022, the Company received regulatory non-objection for its second share repurchase program of up to 8,900,000 shares, representing approximately 5% of its shares of common stock then outstanding. The repurchase program, which is limited to $200 million through August 31, 2023, may be modified or terminated by the Board of Directors of the Company at any time. At March 31, 2023, there were 6,989,750 shares available for repurchase and $161.8 million in total market value remaining under the repurchase authorization.

CONFERENCE CALL AND PRESENTATION INFORMATION

A conference call and webcast covering Eastern’s first quarter 2023 earnings will be held on Friday, April 28, 2023 at 9:00 a.m. Eastern Time. To join by telephone, participants can call the toll-free dial-in number (888) 886-7786 from within the U.S. and reference conference ID 83330813 . The conference call will be simultaneously webcast. Participants may join the webcast on the Company’s Investor Relations website at investor.easternbank.com. A presentation providing additional information for the quarter is also available at investor.easternbank.com. A replay of the webcast will be made available on demand on this site.

ABOUT EASTERN BANKSHARES, INC.

Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 120 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of March 31, 2023, Eastern Bank had approximately $23 billion in total assets. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group LLC subsidiary. Eastern takes pride in its outspoken advocacy and community support that includes $240 million in charitable giving since 1994. An inclusive company, Eastern employs approximately 2,100 deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

CONTACT

Investor Contact

Jillian Belliveau
Eastern Bankshares, Inc.
InvestorRelations@easternbank.com
781-598-7920

Media Contact

Andrea Goodman
Eastern Bank
a.goodman@easternbank.com
781-598-7847

NON-GAAP FINANCIAL MEASURES

*Denotes a non-GAAP financial measure used in this press release.

A non-GAAP financial measure is defined as a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that excludes (or includes) amounts, or is subject to adjustments that have the effect of excluding (or including) amounts that are included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) in the Company’s statement of income, balance sheet or statement of cash flows (or equivalent statements).

The Company presents non-GAAP financial measures, which management uses to evaluate the Company’s performance, and which exclude the effects of certain transactions that management believes are unrelated to its core business and are therefore not necessarily indicative of its current performance or financial position. Management believes excluding these items facilitates greater visibility for investors into the Company’s core business as well as underlying trends that may, to some extent, be obscured by inclusion of such items in the corresponding GAAP financial measures.

There are items in the Company’s financial statements that impact its financial results, but which management believes are unrelated to the Company’s core business. Accordingly, the Company presents noninterest income on an operating basis, total operating revenue, noninterest expense on an operating basis, operating net income, operating earnings per share, operating return on average assets, operating return on average shareholders’ equity, operating return on average tangible shareholders’ equity (discussed further below), and the operating efficiency ratio. Each of these figures excludes the impact of such applicable items because management believes such exclusion can provide greater visibility into the Company’s core business and underlying trends. Such items that management does not consider to be core to the Company’s business include (i) income and expenses from investments held in rabbi trusts, (ii) gains and losses on sales of securities available for sale, net, (iii) gains and losses on the sale of other assets, (iv) rabbi trust employee benefits, (v) impairment charges on tax credit investments and associated tax credit benefits, (vi) other real estate owned (“OREO”) gains, (vii) merger and acquisition expenses, (viii) the non-cash pension settlement charge recognized related to the Defined Benefit Plan, and (ix) certain discrete tax items. The Company does not provide an outlook for its total noninterest income and total noninterest expense because each contains income or expense components, as applicable, such as income associated with rabbi trust accounts and rabbi trust employee benefit expense, which are market-driven, and over which the Company cannot exercise control. Accordingly, reconciliations of the Company’s outlook for its noninterest income on an operating basis and its noninterest expense on an operating basis to an outlook for total noninterest income and total noninterest expense, respectively, cannot be made available without unreasonable effort.

Management also presents tangible assets, tangible shareholders’ equity, average tangible shareholders’ equity, tangible book value per share, the ratio of tangible shareholders’ equity to tangible assets including the impact of mark-to-market adjustments on held-to-maturity securities, return on average tangible shareholders’ equity, and operating return on average shareholders’ equity (discussed further above), each of which excludes the impact of goodwill and other intangible assets, as management believes these financial measures provide investors with the ability to further assess the Company’s performance, identify trends in its core business and provide a comparison of its capital adequacy to other companies. The Company included the tangible ratios because management believes that investors may find it useful to have access to the same analytical tools used by management to assess performance and identify trends.

These non-GAAP financial measures presented in this press release should not be considered an alternative or substitute for financial results or measures determined in accordance with GAAP or as an indication of the Company’s cash flows from operating activities, a measure of its liquidity position or an indication of funds available for its cash needs. An item which management considers to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular period. In addition, management’s methodology for calculating non-GAAP financial measures may differ from the methodologies employed by other banking companies to calculate the same or similar performance measures, and accordingly, the Company’s reported non-GAAP financial measures may not be comparable to the same or similar performance measures reported by other banking companies. Please refer to Appendices A-E for reconciliations of the Company's GAAP financial measures to the non-GAAP financial measures in this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. There are many factors that could cause actual results to differ materially from expected results described in the forward-looking statements.

Certain factors that could cause actual results to differ materially from expected results include developments in the Company’s market relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown; adverse developments in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses; increased competitive pressures; changes in interest rates and resulting changes in competitor or customer behavior, mix or costs of sources of funding, and deposit amounts and composition; risks that revenue or expense synergies or the other expected benefits of the Company’s merger with Century Bank in November 2021 may not fully materialize for the Company in the timeframe expected or at all, or may be more costly to achieve; adverse national or regional economic conditions or conditions within the securities markets or banking sector; legislative and regulatory changes and related compliance costs that could adversely affect the business in which the Company and its subsidiary Eastern Bank are engaged, including the effect of, and changes in, monetary and fiscal policies and laws, such as the interest rate policies of the Board of Governors of the Federal Reserve System; market and monetary fluctuations, including inflationary or recessionary pressures, interest rate sensitivity, liquidity constraints, increased borrowing and funding costs, and fluctuations due to actual or anticipated changes to federal tax laws; the realizability of deferred tax assets; the Company’s ability to successfully implement its risk mitigation strategies; asset and credit quality deterioration, including adverse developments in local or regional real estate markets that decrease collateral values associated with existing loans; and the failure of the Company to execute all of its planned share repurchases. For further discussion of such factors, please see the Company’s most recent Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.

You should not place undue reliance on forward-looking statements, which reflect the Company's expectations only as of the date of this press release. The Company does not undertake any obligation to update forward-looking statements.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

Certain information in this press release is presented as reviewed by the Company’s management and includes information derived from the Company’s Consolidated Statements of Income, non-GAAP financial measures, and operational and performance metrics. For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
(Unaudited, dollars in thousands, except per-share data)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022

Earnings data
Net interest income	$138,309	$149,994	$152,179	$137,757	$128,124
Noninterest income	(278,330)	44,516	43,353	41,877	46,415
Total revenue	(140,021)	194,510	195,532	179,634	174,539
Noninterest expense	116,294	132,757	116,840	111,139	108,866
Pre-tax, pre-provision (loss) income	(256,315)	61,753	78,692	68,495	65,673
Provision for (release of) allowance for loan losses	25	10,880	6,480	1,050	(485)
Pre-tax (loss) income	(256,340)	50,873	72,212	67,445	66,158
Net (loss) income	(194,096)	42,294	54,777	51,172	51,516
Operating net income (non-GAAP)	61,113	49,912	55,742	52,518	55,107

Per-share data
(Loss) earnings per share, basic	$(1.20)	$0.26	$0.33	$0.31	$0.30
(Loss) earnings per share, diluted	$(1.20)	$0.26	$0.33	$0.31	$0.30
Operating earnings per share, basic (non-GAAP)	$0.38	$0.31	$0.34	$0.32	$0.32
Operating earnings per share, diluted (non-GAAP)	$0.38	$0.31	$0.34	$0.32	$0.32
Book value per share	$14.63	$14.03	$13.59	$15.17	$16.40
Tangible book value per share (non-GAAP)	$10.88	$10.28	$9.87	$11.52	$12.83

Profitability
Return on average assets (1)	(3.50)%	0.75%	0.97%	0.92%	0.90%
Operating return on average assets (non-GAAP) (1)	1.09%	0.88%	0.97%	0.94%	0.96%
Return on average shareholders' equity (1)	(32.00)%	6.93%	7.83%	7.16%	6.38%
Operating return on average shareholders' equity (1)	10.07%	8.17%	7.98%	7.34%	6.82%
Return on average tangible shareholders' equity (non-GAAP) (1)	(43.75)%	9.54%	10.25%	9.28%	7.96%
Operating return on average tangible shareholders' equity (non-GAAP) (1)	13.78%	11.26%	10.44%	9.53%	8.53%
Net interest margin (FTE) (1)	2.66%	2.81%	2.87%	2.63%	2.42%
Cost of deposits (1)	0.92%	0.37%	0.10%	0.06%	0.07%
Efficiency ratio	(83.05)%	68.25%	59.75%	61.87%	62.37%
Operating efficiency ratio (non-GAAP)	59.06%	61.11%	58.38%	60.61%	60.39%

Balance Sheet (end of period)
Total assets	$22,720,530	$22,646,858	$22,042,933	$22,350,848	$22,836,072
Total loans	13,675,250	13,575,531	12,903,954	12,398,694	12,182,203
Total deposits	18,541,580	18,974,359	18,733,381	19,163,801	19,392,816
Total loans / total deposits	74%	72%	69%	65%	63%

Asset quality
Allowance for loan losses ("ALLL") (2)	$140,938	$142,211	$131,663	$125,531	$124,166
ALLL / total nonperforming loans ("NPLs")	407.65%	368.38%	387.77%	209.64%	367.13%
Total NPLs / total loans	0.25%	0.28%	0.26%	0.48%	0.28%
Net charge-offs (recoveries) ("NCOs") / average total loans (1)	0.00%	0.01%	0.01%	(0.01)%	0.01%

Capital adequacy
Shareholders' equity / assets	11.35%	10.91%	10.96%	12.16%	13.17%
Tangible shareholders' equity / tangible assets (non-GAAP)	8.70%	8.24%	8.20%	9.52%	10.61%

(1) Presented on an annualized basis.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of			Mar 31, 2023 change from
(Unaudited, dollars in thousands)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022		Mar 31, 2022
ASSETS				△ $	△ %	△ $	△ %
Cash and due from banks	$98,377	$106,040	$118,362	$(7,663)	(7)%	$(19,985)	(17)%
Short-term investments	2,039,439	63,465	712,132	1,975,974	3113%	1,327,307	186%
Cash and cash equivalents	2,137,816	169,505	830,494	1,968,311	1161%	1,307,322	157%
Available for sale ("AFS") securities (1)	4,700,134	6,690,778	7,917,305	(1,990,644)	(30)%	(3,217,171)	(41)%
Held to maturity ("HTM") securities (1)	471,185	476,647	395,434	(5,462)	(1)%	75,751	19%
Total securities	5,171,319	7,167,425	8,312,739	(1,996,106)	(28)%	(3,141,420)	(38)%
Loans held for sale	3,068	4,543	1,166	(1,475)	(32)%	1,902	163%
Loans:
Commercial and industrial	3,169,438	3,150,946	2,886,560	18,492	1%	282,878	10%
Commercial real estate	5,201,196	5,155,323	4,609,824	45,873	1%	591,372	13%
Commercial construction	357,117	336,276	246,093	20,841	6%	111,024	45%
Business banking	1,078,678	1,090,492	1,201,007	(11,814)	(1)%	(122,329)	(10)%
Total commercial loans	9,806,429	9,733,037	8,943,484	73,392	1%	862,945	10%
Residential real estate	2,497,491	2,460,849	1,936,182	36,642	1%	561,309	29%
Consumer home equity	1,180,824	1,187,547	1,099,211	(6,723)	(1)%	81,613	7%
Other consumer	190,506	194,098	203,326	(3,592)	(2)%	(12,820)	(6)%
Total loans	13,675,250	13,575,531	12,182,203	99,719	1%	1,493,047	12%
Allowance for loan losses	(140,938)	(142,211)	(124,166)	1,273	(1)%	(16,772)	14%
Unamortized prem./disc. and def. fees	(13,597)	(13,003)	(24,434)	(594)	5%	10,837	(44)%
Net loans	13,520,715	13,420,317	12,033,603	100,398	1%	1,487,112	12%
Federal Home Loan Bank stock, at cost	45,168	41,363	10,904	3,805	9%	34,264	314%
Premises and equipment	61,110	62,656	73,180	(1,546)	(2)%	(12,070)	(16)%
Bank-owned life insurance	161,755	160,790	157,954	965	1%	3,801	2%
Goodwill and other intangibles, net	660,165	661,126	654,759	(961)	—%	5,406	1%
Deferred income taxes, net	314,139	331,648	183,137	(17,509)	(5)%	131,002	72%
Prepaid expenses	163,018	165,900	188,704	(2,882)	(2)%	(25,686)	(14)%
Other assets	482,257	461,585	389,432	20,672	4%	92,825	24%
Total assets	$22,720,530	$22,646,858	$22,836,072	$73,672	—%	$(115,542)	(1)%
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	$5,564,016	$6,240,637	$6,788,742	$(676,621)	(11)%	$(1,224,726)	(18)%
Interest checking accounts	4,240,780	4,568,122	4,662,134	(327,342)	(7)%	(421,354)	(9)%
Savings accounts	1,633,790	1,831,123	2,089,427	(197,333)	(11)%	(455,637)	(22)%
Money market investment	5,135,590	4,710,095	5,406,198	425,495	9%	(270,608)	(5)%
Certificates of deposit	1,967,404	1,624,382	446,315	343,022	21%	1,521,089	341%
Total deposits	18,541,580	18,974,359	19,392,816	(432,779)	(2)%	(851,236)	(4)%
Borrowed funds:
Federal Home Loan Bank advances	1,100,952	704,084	13,689	396,868	56%	1,087,263	7943%
Escrow deposits of borrowers	25,671	22,314	21,233	3,357	15%	4,438	21%
Interest rate swap collateral funds	11,780	14,430	—	(2,650)	(18)%	11,780	—%
Total borrowed funds	1,138,403	740,828	34,922	397,575	54%	1,103,481	3160%
Other liabilities	461,424	459,881	399,942	1,543	—%	61,482	15%
Total liabilities	20,141,407	20,175,068	19,827,680	(33,661)	—%	313,727	2%
Shareholders' equity:
Common shares	1,764	1,762	1,834	2	—%	(70)	(4)%
Additional paid-in capital	1,651,524	1,649,141	1,777,670	2,383	—%	(126,146)	(7)%
Unallocated common shares held by the employee stock ownership plan ("ESOP")	(136,470)	(137,696)	(141,455)	1,226	(1)%	4,985	(4)%
Retained earnings	1,672,169	1,881,775	1,782,997	(209,606)	(11)%	(110,828)	(6)%
Accumulated other comprehensive income ("AOCI"), net of tax	(609,864)	(923,192)	(412,654)	313,328	(34)%	(197,210)	48%
Total shareholders' equity	2,579,123	2,471,790	3,008,392	107,333	4%	(429,269)	(14)%
Total liabilities and shareholders' equity	$22,720,530	$22,646,858	$22,836,072	$73,672	—%	$(115,542)	(1)%

(1) AFS and HTM securities represented at fair value and amortized cost, respectively.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Three months ended Mar 31, 2023 change from three months ended
(Unaudited, dollars in thousands, except per-share data)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Dec 31, 2022		Mar 31, 2022

Interest and dividend income:				△ $	△ %	△ $	△ %
Interest and fees on loans	$153,540	$142,446	$101,367	$11,094	8%	$52,173	51%
Taxable interest and dividends on securities	28,642	30,413	27,876	(1,771)	(6)%	766	3%
Non-taxable interest and dividends on securities	1,434	1,594	1,806	(160)	(10)%	(372)	(21)%
Interest on federal funds sold and other short-term investments	5,264	545	436	4,719	866%	4,828	1107%
Total interest and dividend income	188,880	174,998	131,485	13,882	8%	57,395	44%
Interest expense:
Interest on deposits	42,933	17,457	3,322	25,476	146%	39,611	1192%
Interest on borrowings	7,638	7,547	39	91	1%	7,599	19485%
Total interest expense	50,571	25,004	3,361	25,567	102%	47,210	1405%
Net interest income	138,309	149,994	128,124	(11,685)	(8)%	10,185	8%
Provision for (release of) allowance for loan losses	25	10,880	(485)	(10,855)	(100)%	510	(105)%
Net interest income after provision for (release of) allowance for loan losses	138,284	139,114	128,609	(830)	(1)%	9,675	8%
Noninterest income:
Insurance commissions	31,503	22,049	28,713	9,454	43%	2,790	10%
Service charges on deposit accounts	6,472	6,834	8,537	(362)	(5)%	(2,065)	(24)%
Trust and investment advisory fees	5,770	5,626	6,141	144	3%	(371)	(6)%
Debit card processing fees	3,170	3,227	2,945	(57)	(2)%	225	8%
Interest rate swap (losses) income	(408)	(78)	2,932	(330)	423%	(3,340)	(114)%
Gains (losses) from investments held in rabbi trusts	2,857	3,235	(4,433)	(378)	(12)%	7,290	(164)%
(Losses) gains on sales of mortgage loans held for sale, net	(74)	8	169	(82)	(1025)%	(243)	(144)%
Losses on sales of securities available for sale, net	(333,170)	(683)	(2,172)	(332,487)	48680%	(330,998)	15239%
Other	5,550	4,298	3,583	1,252	29%	1,967	55%
Total noninterest income	(278,330)	44,516	46,415	(322,846)	(725)%	(324,745)	(700)%
Noninterest expense:
Salaries and employee benefits	78,478	77,604	69,526	874	1%	8,952	13%
Office occupancy and equipment	9,878	9,559	11,614	319	3%	(1,736)	(15)%
Data processing	13,441	14,314	15,320	(873)	(6)%	(1,879)	(12)%
Professional services	3,420	4,566	3,950	(1,146)	(25)%	(530)	(13)%
Marketing	1,097	3,096	1,574	(1,999)	(65)%	(477)	(30)%
Loan expenses	1,095	627	1,919	468	75%	(824)	(43)%
Federal Deposit Insurance Corporation ("FDIC") insurance	2,546	1,540	1,412	1,006	65%	1,134	80%
Amortization of intangible assets	960	1,097	827	(137)	(12)%	133	16%
Other	5,379	20,354	2,724	(14,975)	(74)%	2,655	97%
Total noninterest expense	116,294	132,757	108,866	(16,463)	(12)%	7,428	7%
(Loss) income before income tax (benefit) expense	(256,340)	50,873	66,158	(307,213)	(604)%	(322,498)	(487)%
Income tax (benefit) expense	(62,244)	8,579	14,642	(70,823)	(826)%	(76,886)	(525)%
Net (loss) income	$(194,096)	$42,294	$51,516	$(236,390)	(559)%	$(245,612)	(477)%

Share data:
(Loss) earnings per share, basic	$(1.20)	$0.26	$0.30
(Loss) earnings per share, diluted	$(1.20)	$0.26	$0.30

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES, INTEREST EARNED/PAID, & AVERAGE YIELDS

	As of and for the three months ended
	Mar 31, 2023			Dec 31, 2022			Mar 31, 2022
(Unaudited, dollars in thousands)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)
Interest-earning assets:
Loans (1):
Commercial	$9,765,236	$115,929	4.81%	$9,528,386	$108,015	4.50%	$8,973,094	$78,226	3.54%
Residential	2,513,413	21,614	3.49%	2,313,810	18,837	3.23%	1,937,494	14,471	3.03%
Consumer	1,358,616	20,059	5.99%	1,363,858	18,949	5.51%	1,293,489	10,450	3.28%
Total loans	13,637,265	157,602	4.69%	13,206,054	145,801	4.38%	12,204,077	103,147	3.43%
Investment securities	7,684,665	30,459	1.61%	8,422,385	32,432	1.53%	8,647,200	30,163	1.41%
Federal funds sold and other short-term investments	449,543	5,264	4.75%	63,408	545	3.41%	1,003,416	436	0.18%
Total interest-earning assets	21,771,473	193,325	3.60%	21,691,847	178,778	3.27%	21,854,693	133,746	2.48%
Non-interest-earning assets	739,270			653,158			1,436,702
Total assets	$22,510,743			$22,345,005			$23,291,395

Interest-bearing liabilities:
Deposits:
Savings	$1,721,143	$81	0.02%	$1,924,840	$57	0.01%	$2,076,754	$51	0.01%
Interest checking	4,363,528	4,711	0.44%	4,871,089	4,897	0.40%	4,596,026	2,032	0.18%
Money market	5,040,330	20,305	1.63%	4,778,694	9,919	0.82%	5,568,264	920	0.07%
Time deposits	1,931,860	17,836	3.74%	563,735	2,584	1.82%	481,833	319	0.27%
Total interest-bearing deposits	13,056,861	42,933	1.33%	12,138,358	17,457	0.57%	12,722,877	3,322	0.11%
Borrowings	675,056	7,638	4.59%	795,527	7,547	3.76%	30,669	39	0.52%
Total interest-bearing liabilities	13,731,917	50,571	1.49%	12,933,885	25,004	0.77%	12,753,546	3,361	0.11%
Demand deposit accounts	5,825,269			6,495,817			6,821,811
Other noninterest-bearing liabilities	493,387			495,129			442,591
Total liabilities	20,050,573			19,924,831			20,017,948
Shareholders' equity	2,460,170			2,420,174			3,273,447
Total liabilities and shareholders' equity	$22,510,743			$22,345,005			$23,291,395

Net interest income - FTE		$142,754			$153,774			$130,385
Net interest rate spread (2)			2.11%			2.50%			2.37%
Net interest-earning assets (3)	$8,039,556			$8,757,962			$9,101,147
Net interest margin - FTE (4)			2.66%			2.81%			2.42%

(1) Includes non-accrual loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin - FTE represents fully-taxable equivalent net interest income* divided by average total interest-earning assets. Please refer to Appendix B to this press release for a reconciliation of fully-taxable equivalent net interest income.
(5) Presented on an annualized basis.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - NON-PERFORMING ASSETS (1)

	As of
	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
(Unaudited, dollars in thousands)
Non-accrual loans:
Commercial	$17,271	$21,474	$19,886	$43,628	$17,919
Residential	9,603	9,750	8,513	9,486	8,256
Consumer	7,699	7,380	5,555	6,766	7,646
Total non-accrual loans	34,573	38,604	33,954	59,880	33,821
Total accruing loans past due 90 days or more:	—	—	—	—	—
Total non-performing loans	34,573	38,604	33,954	59,880	33,821
Other real estate owned	—	—	—	—	—
Other non-performing assets:	—	—	—	—	—
Total non-performing assets	$34,573	$38,604	$33,954	$59,880	$33,821
Total accruing troubled debt restructured (2)	$—	$28,834	$36,275	$33,518	$32,016
Total non-performing loans to total loans	0.25%	0.28%	0.26%	0.48%	0.28%
Total non-performing assets to total assets	0.15%	0.17%	0.15%	0.27%	0.15%

(1) Non-performing assets are comprised of NPLs, other real estate owned ("OREO"), and non-performing securities. NPLs consist of non-accrual loans and loans that are more than 90 days past due but still accruing interest. OREO consists of real estate properties, which primarily serve as collateral to secure the Company’s loans, that it controls due to foreclosure or acceptance of a deed in lieu of foreclosure.
(2) The Company adopted ASU 2022-02 on January 1, 2023 which eliminated the TDR recognition and measurement guidance. Accordingly, the Company has no TDRs to report as of March 31, 2023.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - PROVISION, ALLOWANCE, AND NET CHARGE-OFFS (RECOVERIES)

	Three months ended
	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
(Unaudited, dollars in thousands)
Average total loans	$13,633,165	$13,203,450	$12,521,426	$12,213,706	$12,203,212
Allowance for loan losses, beginning of the period	142,211	131,663	125,531	124,166	97,787
Total cumulative effect of change in accounting principle (1):	(1,143)	—	—	—	27,086
Charged-off loans:
Commercial and industrial	—	256	11	1	1
Commercial real estate	—	—	—	—	—
Commercial construction	—	—	—	—	—
Business banking	343	370	369	608	945
Residential real estate	—	—	—	—	—
Consumer home equity	7	1	—	—	—
Other consumer	561	515	603	490	661
Total charged-off loans	911	1,142	983	1,099	1,607
Recoveries on loans previously charged-off:
Commercial and industrial	139	248	126	698	250
Commercial real estate	4	38	3	36	14
Commercial construction	—	—	—	—	—
Business banking	481	391	286	464	928
Residential real estate	15	14	56	14	10
Consumer home equity	1	8	6	6	4
Other consumer	116	111	158	196	179
Total recoveries	756	810	635	1,414	1,385
Net loans charged-off (recoveries):
Commercial and industrial	(139)	8	(115)	(697)	(249)
Commercial real estate	(4)	(38)	(3)	(36)	(14)
Commercial construction	—	—	—	—	—
Business banking	(138)	(21)	83	144	17
Residential real estate	(15)	(14)	(56)	(14)	(10)
Consumer home equity	6	(7)	(6)	(6)	(4)
Other consumer	445	404	445	294	482
Total net loans charged-off (recoveries)	155	332	348	(315)	222
Provision for (release of) allowance for loan losses	25	10,880	6,480	1,050	(485)
Total allowance for loan losses, end of period	$140,938	$142,211	$131,663	$125,531	$124,166
Net charge-offs (recoveries) to average total loans outstanding during this period (2)	0.00%	0.01%	0.01%	(0.01)%	0.01%
Allowance for loan losses as a percent of total loans	1.03%	1.05%	1.02%	1.01%	1.02%
Allowance for loan losses as a percent of nonperforming loans	407.65%	368.38%	387.77%	209.64%	367.13%

(1) For the quarter ended March 31, 2023, represents the adjustment needed to reflect the cumulative day one impact pursuant to the Company’s adoption of ASU 2022-02 (i.e., cumulative effect adjustment related to the adoption of ASU 2022-02 as of January 1, 2023). The adjustment represents a $1.1 million decrease to the allowance attributable to the change in accounting methodology for estimating the allowance for loan losses resulting from the Company’s adoption of the standard. For the quarter ended March 31, 2022, represents the adjustment needed to reflect the cumulative day one impact pursuant to the Company’s adoption of ASU 2016-13 (i.e., cumulative effect adjustment related the adoption of ASU 2016-13 as of January 1, 2022). The adjustment represents a $27.1 million increase to the allowance for loan losses attributable to the change in accounting methodology which requires the estimation of the allowance for credit losses resulting from the Company’s adoption of the standard. The adjustment also includes the adjustment needed to reflect the day one reclassification of the Company’s financial assets that were previously classified as PCI financial assets as PCD financial assets and the associated gross-up of $0.1 million, pursuant to the Company’s adoption of ASU 2016-13.
(2) Presented on an annualized basis.

APPENDIX A: Reconciliation of Non-GAAP Earnings Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the Three Months Ended
(Unaudited, dollars in thousands, except per-share data)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022

Net (loss) income (GAAP)	$(194,096)	$42,294	$54,777	$51,172	$51,516
Add:
Noninterest income components:
(Income) losses from investments held in rabbi trusts	(2,857)	(3,235)	2,248	7,316	4,433
Losses on sales of securities available for sale, net	333,170	683	198	104	2,172
(Gains) losses on sales of other assets	(1)	(14)	(501)	(1,251)	274
Noninterest expense components:
Rabbi trust employee benefit expense (income)	1,274	1,103	(867)	(3,310)	(2,087)
Merger and acquisition expenses	—	—	271	—	34
Defined Benefit Plan settlement loss	—	12,045	—	—	—
Total impact of non-GAAP adjustments	331,586	10,582	1,349	2,859	4,826
Less net tax benefit associated with non-GAAP adjustments (1)	76,377	2,964	384	1,513	1,235
Non-GAAP adjustments, net of tax	$255,209	$7,618	$965	$1,346	$3,591
Operating net income (non-GAAP)	$61,113	$49,912	$55,742	$52,518	$55,107

Weighted average common shares outstanding during the period (2):
Basic	161,991,373	162,032,522	163,718,962	166,533,920	169,857,950
Diluted	162,059,431	162,263,547	164,029,649	166,573,627	169,968,156

(Loss) earnings per share, basic	$(1.20)	$0.26	$0.33	$0.31	$0.30
(Loss) earnings per share, diluted	$(1.20)	$0.26	$0.33	$0.31	$0.30

Operating earnings per share, basic (non-GAAP)	$0.38	$0.31	$0.34	$0.32	$0.32
Operating earnings per share, diluted (non-GAAP)	$0.38	$0.31	$0.34	$0.32	$0.32

Return on average assets (3)	(3.50)%	0.75%	0.97%	0.92%	0.90%
Add:
(Income) losses from investments held in rabbi trusts (3)	(0.05)%	(0.06)%	0.04%	0.13%	0.08%
Losses on sales of securities available for sale, net (3)	6.00%	0.01%	0.00%	0.00%	0.04%
(Gains) losses on sales of other assets (3)	0.00%	0.00%	(0.01)%	(0.02)%	0.00%
Rabbi trust employee benefit expense (income) (3)	0.02%	0.02%	(0.02)%	(0.06)%	(0.04)%
Merger and acquisition expenses (3)	0.00%	0.00%	0.00%	0.00%	0.00%
Defined Benefit Plan settlement loss (3)	0.00%	0.21%	0.00%	0.00%	0.00%
Less net tax benefit associated with non-GAAP adjustments (1) (3)	1.38%	0.05%	0.01%	0.03%	0.02%
Operating return on average assets (non-GAAP) (3)	1.09%	0.88%	0.97%	0.94%	0.96%

Return on average shareholders' equity (3)	(32.00)%	6.93%	7.83%	7.16%	6.38%
Add:
(Income) losses from investments held in rabbi trusts (3)	(0.47)%	(0.53)%	0.32%	1.02%	0.55%
Losses on sales of securities available for sale, net (3)	54.92%	0.11%	0.03%	0.01%	0.27%
(Gains) losses on sales of other assets (3)	0.00%	0.00%	(0.07)%	(0.18)%	0.03%
Rabbi trust employee benefit expense (income) (3)	0.21%	0.18%	(0.12)%	(0.46)%	(0.26)%
Merger and acquisition expenses (3)	0.00%	0.00%	0.04%	0.00%	0.00%
Defined Benefit Plan settlement loss (3)	0.00%	1.97%	0.00%	0.00%	0.00%
Less net tax benefit associated with non-GAAP adjustments (1) (3)	12.59%	0.49%	0.05%	0.21%	0.15%
Operating return on average shareholders' equity (non-GAAP) (3)	10.07%	8.17%	7.98%	7.34%	6.82%

Average tangible shareholders' equity:
Average total shareholders' equity (GAAP)	$2,460,170	$2,420,174	$2,776,691	$2,865,799	$3,273,447
Less: Average goodwill and other intangibles	660,795	661,841	656,684	654,444	649,497
Average tangible shareholders' equity (non-GAAP)	$1,799,375	$1,758,333	$2,120,007	$2,211,355	$2,623,950

Return on average tangible shareholders' equity (non-GAAP) (3)	(43.75)%	9.54%	10.25%	9.28%	7.96%
Add:
(Income) losses from investments held in rabbi trusts (3)	(0.64)%	(0.73)%	0.42%	1.33%	0.69%
Losses on sales of securities available for sale, net (3)	75.09%	0.15%	0.04%	0.02%	0.34%
(Gains) losses on sales of other assets (3)	0.00%	0.00%	(0.09)%	(0.23)%	0.04%
Rabbi trust employee benefit expense (income) (3)	0.29%	0.25%	(0.16)%	(0.60)%	(0.32)%
Merger and acquisition expenses (3)	0.00%	0.00%	0.05%	0.00%	0.01%
Defined Benefit Plan settlement loss (3)	0.00%	2.72%	0.00%	0.00%	0.00%
Less net tax benefit associated with non-GAAP adjustments (1) (3)	17.21%	0.67%	0.07%	0.27%	0.19%
Operating return on average tangible shareholders' equity (non-GAAP) (3)	13.78%	11.26%	10.44%	9.53%	8.53%

(1) The net tax benefit associated with these items is determined by assessing whether each item is included or excluded from net taxable income and applying our combined statutory tax rate only to those items included in net taxable income. For the quarter ended March 31, 2023, this amount is primarily comprised of a $53.2 million tax benefit, net of a valuation allowance, resulting from the sale of securities classified as available for sale and a $23.7 million tax benefit resulting from the transfer of certain securities from Market Street Securities Corp., a wholly owned subsidiary which was liquidated during the three months ended March 31, 2023, to Eastern Bank. Upon the sale of securities, the Company established a valuation allowance of $17.4 million as it was determined at that time it was not more likely than not that the entirety of the previously established deferred tax asset related to the loss on such securities would be realized.
(2) Shares held by the Company’s employee stock ownership plan ("ESOP") that have not been allocated to employees in accordance with the terms of the ESOP are not deemed outstanding for earnings per share calculations.

(3) Presented on an annualized basis.

APPENDIX B: Reconciliation of Non-GAAP Operating Revenues and Expenses

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
(Unaudited, dollars in thousands)
Net interest income (GAAP)	$138,309	$149,994	$152,179	$137,757	$128,124
Add:
Tax-equivalent adjustment (non-GAAP) (1)	4,445	3,780	3,672	3,023	2,261
Fully-taxable equivalent net interest income (non-GAAP)	$142,754	$153,774	$155,851	$140,780	$130,385

Noninterest (loss) income (GAAP)	$(278,330)	$44,516	$43,353	$41,877	$46,415
Less:
Income (losses) from investments held in rabbi trusts	2,857	3,235	(2,248)	(7,316)	(4,433)
Losses on sales of securities available for sale, net	(333,170)	(683)	(198)	(104)	(2,172)
Gain (losses) on sales of other assets	1	14	501	1,251	(274)
Noninterest income on an operating basis (non-GAAP)	$51,982	$41,950	$45,298	$48,046	$53,294

Noninterest expense (GAAP)	$116,294	$132,757	$116,840	$111,139	$108,866
Less:
Rabbi trust employee benefit expense (income)	1,274	1,103	(867)	(3,310)	(2,087)
Merger and acquisition expenses	—	—	271	—	34
Defined Benefit Plan settlement loss	—	12,045	—	—	—
Noninterest expense on an operating basis (non-GAAP)	$115,020	$119,609	$117,436	$114,449	$110,919

Total revenue (GAAP)	$(140,021)	$194,510	$195,532	$179,634	$174,539
Total operating revenue (non-GAAP)	$194,736	$195,724	$201,149	$188,826	$183,679

Efficiency ratio (GAAP)	(83.05)%	68.25%	59.75%	61.87%	62.37%
Operating efficiency ratio (non-GAAP)	59.06%	61.11%	58.38%	60.61%	60.39%

(1) Interest income on tax-exempt loans and investment securities has been adjusted to an FTE basis using a marginal tax rate of 21.7%, 21.6%, 21.5%, 21.5%, and 21.0% for the three months ended March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022, and March 31, 2022, respectively.

APPENDIX C: Reconciliation of Non-GAAP Capital Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
(Unaudited, dollars in thousands, except per-share data)
Tangible shareholders' equity:
Total shareholders' equity (GAAP)	$2,579,123	$2,471,790	$2,416,163	$2,718,396	$3,008,392
Less: Goodwill and other intangibles	660,165	661,126	662,222	653,853	654,759
Tangible shareholders' equity (non-GAAP)	1,918,958	1,810,664	1,753,941	2,064,543	2,353,633

Tangible assets:
Total assets (GAAP)	22,720,530	22,646,858	22,042,933	22,350,848	22,836,072
Less: Goodwill and other intangibles	660,165	661,126	662,222	653,853	654,759
Tangible assets (non-GAAP)	$22,060,365	$21,985,732	$21,380,711	$21,696,995	$22,181,313

Shareholders' equity to assets ratio (GAAP)	11.35%	10.91%	10.96%	12.16%	13.17%
Tangible shareholders' equity to tangible assets ratio (non-GAAP)	8.70%	8.24%	8.20%	9.52%	10.61%

Common shares outstanding	176,328,426	176,172,073	177,772,553	179,253,801	183,438,711

Book value per share (GAAP)	$14.63	$14.03	$13.59	$15.17	$16.40
Tangible book value per share (non-GAAP)	$10.88	$10.28	$9.87	$11.52	$12.83

APPENDIX D: Tangible Shareholders’ Equity Roll Forward Analysis

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of		Change from
	Mar 31, 2023	Dec 31, 2022	Dec 31, 2022
(Unaudited, dollars in thousands, except per-share data)
Common stock	$1,764	$1,762	$2
Additional paid in capital	1,651,524	1,649,141	2,383
Unallocated ESOP common stock	(136,470)	(137,696)	1,226
Retained earnings	1,672,169	1,881,775	(209,606)
AOCI, net of tax - available for sale securities	(588,125)	(880,156)	292,031
AOCI, net of tax - pension	6,742	7,123	(381)
AOCI, net of tax - cash flow hedge	(28,481)	(50,159)	21,678
Total shareholders' equity:	$2,579,123	$2,471,790	$107,333
Less: Goodwill and other intangibles	660,165	661,126	(961)
Tangible shareholders' equity (non-GAAP)	$1,918,958	$1,810,664	$108,294

Common shares outstanding	176,328,426	176,172,073	156,353

Per share:
Common stock	$0.01	$0.01	$—
Additional paid in capital	9.37	9.36	0.01
Unallocated ESOP common stock	(0.77)	(0.78)	0.01
Retained earnings	9.48	10.68	(1.20)
AOCI, net of tax - available for sale securities	(3.34)	(5.00)	1.66
AOCI, net of tax - pension	0.04	0.04	—
AOCI, net of tax - cash flow hedge	(0.16)	(0.28)	0.12
Total shareholders' equity:	$14.63	$14.03	$0.60
Less: Goodwill and other intangibles	3.74	3.75	(0.01)
Tangible shareholders' equity (non-GAAP)	$10.88	$10.28	$0.61

APPENDIX E: HTM-Marked Tangible Common Equity Ratio

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

As of
Mar 31, 2023
(Unaudited, dollars in thousands, except per-share data)
HTM-marked tangible shareholders' equity:
Total shareholders' equity (GAAP)	$2,579,123
Less: Goodwill and other intangibles	660,165
Less: After-tax fair value mark on HTM securities (1)	32,841
HTM-marked tangible shareholders' equity (non-GAAP)	1,886,117

HTM-marked tangible assets:
Total assets (GAAP)	22,720,530
Less: Goodwill and other intangibles	660,165
Less: After-tax fair value mark on HTM securities (1)	32,841
HTM-marked tangible assets (non-GAAP)	22,027,524

Shareholders' equity to assets ratio (GAAP)	11.35%
HTM-marked tangible shareholders' equity to HTM-marked tangible assets ratio (non-GAAP)	8.56%

(1) Assumes pre-tax mark to market adjustments are tax-effected at an effective tax rate of 28%.

APPENDIX F: Regulatory Capital Ratios

As of March 31, 2023
(Unaudited, dollars in thousands)	Eastern Bankshares, Inc.[1]	Minimum Capital Required to be Well-Capitalized under Prompt Corrective Action Provisions	Capital Amount Above Minimums[1]
Tier 1 capital (to average assets) leverage	11.09%	5.00%	$1,397,938
Common equity Tier 1 capital (to risk-weighted assets)	15.80%	6.50%	$1,498,596
Tier 1 capital (to risk-weighted assets)	15.80%	8.00%	$1,256,887
Total regulatory capital (to risk-weighted assets)	16.76%	10.00%	$1,089,302

[1]Regulatory capital figures are preliminary estimates.